SCHEDULE 14A
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                           Tri-Continental Corporation
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UPDATE: ISS Backs Dissidents For Tri-Continental Board

DOW JONES NEWSWIRES
April 24, 2006 4:53 p.m.

(Updates with statement from Tri-Continental spokesman in 11th paragraph.)

      By Angela Pruitt
      Of DOW JONES NEWSWIRES

NEW YORK -- The nation's largest proxy advisory firm threw its support behind a dissident hedge fund that is spearheading a hostile proxy fight against the $2.5 billion Tri-Continental Corp. (TY).

Institutional Shareholder Services has recommended that shareholders of the 77-year-old closed-end fund, Tri-Continental, endorse a slate of candidates nominated by Western Investment Hedged Partners.

Western Investment aims to gain representation on the fund's board of directors in order to pave the way for shareholders to exit at net asset value via a conversion into a traditional mutual fund or liquidation.

Institutional Shareholder Services' endorsement of Western Investment could raise the stakes for Tri-Continental, which has defended the fund's closed-end status as effective while claiming that Western's candidates are unqualified to direct one of the industry's largest diversified-equity closed-end funds.

Unlike traditional mutual funds, closed-end funds have a set number of shares which, like stock, trade all day on an exchange. The shares often trade at a discount or premium to the fund's net asset value, or the per-share value of the fund's holdings after expenses. By contrast, open-end funds are priced at their net asset values at the end of each trading day.

Chronic discounts can be a source of frustration for institutional investors, who often pressure fund boards to either liquidate or open-end the fund to achieve net asset value.

Tri-Continental traded at a discount of 12.64% to its net asset value of $23.50 as of Friday's closing. Meanwhile, the fund's share price, up 15.28% during the one-year period, dipped 0.1% to $20.51 in recent trading Monday.

"ISS believes the scale of the fund's NAV discount...offers an explanation of shareholders' confidence in the ability of the fund's current management," ISS said in a report released Friday. The firm added that the fund's poor track record against its benchmark, the Standard & Poor's 500 Stock Index, could be one of the factors for its persistent discount.

The firm's report said that although the fund's chronic double-digit discount could be unrelated to management's investment policies, it "leads one to conclude" that it's "directly attributable to the market's view of the fund's management."

ISS added that Western's slate of directors is more likely to close the discount.

"Tri-Continental believes that its slate of directors is demonstrably superior to the dissident slate," said Hank Green, a spokesman for the fund. "Consistent with past practice, the directors proposed by Tri-Continental will take into consideration the interests of all stockholders."

The fund has said that the policies backed by the activists wouldn't benefit long-term shareholders and could be costly. In addition, Tri-Continental has noted the fund performed close to the S&P 500 during the tenure of portfolio manager Jack Cunningham, appointed about 18 months ago. Given ISS is an influential proxy firm, its recommendation could have some sway, but may not have enough pull to affect the outcome of the vote slated for early May.

"We are gratified that ISS supports our demand for stronger board oversight at Tri-Continental," said Art Lipson, the manager of Western Investment and who is also on the ballot for the board of directors. "We believe that the current board at Tri-Continental is merely perpetuating failure, and that it must be reconstituted in order to maintain the highest fiduciary standards and compel management to improve shareholder value," Lipson said.

-By Angela Pruitt, Dow Jones Newswires; 201-938-2269; angela.pruitt@dowjones.com